Exhibit 99

FOR RELEASE February 3, 2011

BOTETOURT BANKSHARES, Inc.

19747 Main Street

Buchanan, Virginia 24066

For Further Information Contact:

Michelle A. Alexander, Chief Financial Officer

(540) 591-5013

BOTETOURT BANKSHARES, INC ANNOUNCES ANNUAL EARNINGS FOR 2010

BUCHANAN, VIRGINIA. February 3, 2011 — Buchanan-based Botetourt Bankshares, Inc. announced today its consolidated financial results for the quarter and year-to-date periods ending December 31, 2010. Net income for the fourth quarter amounted to $204,421, or $0.16 per share. This amount compares to a net loss amounting to $97,976, or $0.08 per share, for the same period last year, representing an increase of $302,397 or 308.64%.

Net income for the fiscal year 2010 amounted to $417,183. This amount compares to $764,074 for the same period of 2009, representing a decrease of $346,891 or 45.40%. Both basic and diluted earnings per share decreased $0.28 from $0.61 at December 31, 2009 to $0.33 at December 31, 2010.

At December 31, 2010 total assets amounted to $310,019,331, an increase of 0.48% above the prior year and total deposits increased by 0.43% to $281,047,765 over the prior year.

The company announced a quarterly shareholder dividend payment of $0.04 per share, payable on February 18, 2011.

H. Watts Steger, Chairman and Chief Executive Officer of Botetourt Bankshares, Inc., said “While 2010 was a profitable year for the Company, it remained a challenging year for both our Bank and the industry. Earnings have been adversely impacted in 2010 due to a higher provision for loan losses as the Company continues to respond to loan delinquencies, impaired loans, and exposure in the real estate development market.”

Steger continued by noting “Bank of Botetourt remains well-capitalized according to regulatory standards. Our 112 year history has enabled us to weather this economic storm. We are committed to our shareholders by maintaining a dividend payment appropriate to 2011’s forecasted performance.”

Botetourt Bankshares, Inc. is the holding company for Bank of Botetourt, which was chartered in 1899. Bank of Botetourt operates ten full service offices in Botetourt, Rockbridge, Roanoke, and Franklin counties.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially including, without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Botetourt Bankshares, Inc.’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

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Botetourt Bankshares, Inc.

Consolidated Balance Sheets

December 31, 2010 and December 31, 2009

	(unaudited)	(audited)
	2010	2009
Assets

Cash and due from banks	$6,232,356	$7,507,950
Interest-bearing deposits with banks	12,690,985	2,044,636
Federal funds sold	1,728,000	7,272,000
Investment securities available for sale	15,042,933	16,090,402
Investment securities held to maturity (fair value approximates $100,000 in 2010 and $99,800 in 2009)	100,000	100,000
Restricted equity securities	581,000	581,000
Loans, net of allowance for loan losses of $4,337,790 in 2010 and $3,947,025 in 2009	258,367,882	259,998,540
Property and equipment, net	7,661,323	8,058,292
Accrued income	1,338,662	1,253,125
Foreclosed assets	1,850,665	1,322,340
Other assets	4,425,525	4,306,288

Total assets	$310,019,331	$308,534,573

Liabilities and Stockholders’ Equity

Liabilities
Noninterest-bearing deposits	$33,006,463	$30,706,483
Interest-bearing deposits	248,041,302	249,133,352

Total deposits	281,047,765	279,839,835

Accrued interest payable	520,373	685,138
Other liabilities	2,051,912	1,403,272

Total liabilities	283,620,050	281,928,245

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, $1.00 par value; 2,500,000 shares authorized; 1,250,375 and 1,246,062 shares issued and outstanding in 2010 and 2009, respectively	1,250,375	1,246,062
Additional paid-in capital	1,687,446	1,630,586
Retained earnings	24,226,667	24,208,695
Accumulated other comprehensive loss	(765,207)	(479,015)

Total stockholders’ equity	26,399,281	26,606,328

Total liabilities and stockholders’ equity	$310,019,331	$308,534,573

Botetourt Bankshares, Inc.

Consolidated Statements of Operations

For the Year Ended December 31, 2010 and 2009

	(Unaudited)	(Audited)
	2010	2009

Interest income
Loans and fees on loans	$15,613,824	$15,884,452
Federal funds sold	8,641	6,078
Investment securities:

Taxable	313,561	405,001
Exempt from federal income tax	240,750	276,197
Dividend income	2,143	2,485
Deposits with banks	23,124	1,853

Total interest income	16,202,043	16,576,066

Interest expense
Deposits	5,163,198	6,637,009
Federal funds purchased	—	1,651

Total interest expense	5,163,198	6,638,660

Net interest income	11,038,845	9,937,406

Provision for loan losses	3,235,000	1,790,000

Net interest income after provision for loan losses	7,803,845	8,147,406

Noninterest income
Service charges on deposit accounts	1,094,093	1,161,136
Other service charges and fees	213,254	188,553
Mortgage origination fees	201,505	202,497
Commissions on title services	48,996	71,074
Net realized gains on sales of securities	2,675	8,505
Other income	367,285	352,161

Total noninterest income	1,927,808	1,983,926

Noninterest expense
Salaries and employee benefits	4,877,701	4,780,653
Occupancy	535,881	553,485
Equipment	653,576	645,207
Foreclosed assets, net	379,020	219,805
Advertising and public relations	147,745	171,933
Outside services	352,427	303,095
FDIC insurance premiums and assessment	485,688	685,338
ATM and debit card	278,712	285,028
Franchise tax	193,918	193,732
Other general and administrative	1,351,648	1,292,177

Total noninterest expense	9,256,316	9,130,453

Income before income taxes	475,337	1,000,879

Income tax expense	58,154	236,805

Net income	$417,183	$764,074

Basic earnings per share	$0.33	$0.61

Diluted earnings per share	$0.33	$0.61

Basic weighted average shares outstanding	1,248,142	1,245,409

Diluted weighted average shares outstanding	1,248,142	1,245,409